Exhibit 10.1

ASSIGNMENT AND ASSUMPTION AGREEMENT

This ASSIGNMENT AND ASSUMPTION AGREEMENT (the “Agreement”) is made as of June 30, 2020, by and between Office Depot, LLC, a Delaware limited liability company (“Assignor”), and The ODP Corporation, a Delaware corporation (“Assignee”).

RECITALS

Pursuant to the Agreement and Plan of Merger, dated as the date hereof (the “Merger Agreement”), by and among Office Depot, Inc., a Delaware corporation (“ODI”), Assignor, Assignee, and ODP Investment, LLC, a Delaware limited liability company, ODI created a new holding company structure pursuant to Sections 251(g) and 264 of the General Corporation Law of the State of Delaware and Section 18-209 of the Delaware Limited Liability Company Act by merging with and into Assignor (the “Merger”), with Assignor continuing as the surviving entity of such Merger as an indirect, wholly owned subsidiary of Assignee. In connection with the Merger, Assignor has agreed to assign to Assignee, and Assignee has agreed to assume from Assignor, (i) any employee, director and executive compensation plans pursuant to which the Surviving Company is obligated to, or may, issue equity securities to its directors, officers, or employees (collectively, all such plans, including any such plans listed on Exhibit A hereto, the “Stock Incentive Plans”), (ii) each equity-based award agreement and/or similar agreement entered into pursuant to the Stock Incentive Plans, and each outstanding award granted thereunder (collectively, the “Award Agreements”); and (iii) the other agreements listed on Exhibit A hereto (the “Other Agreements” and, collectively with the Stock Incentive Plans and the Award Agreements, the “Assumed Agreements”).

AGREEMENT

NOW, THEREFORE, in consideration of the covenants and agreements set forth herein, the receipt and sufficiency of which is acknowledged by the parties hereto, the parties intending to be legally bound, agree as follows:

Section 1. Defined Terms. Capitalized terms used in this Agreement and not otherwise defined shall have the respective meanings assigned to them in the Merger Agreement.

Section 2. Assignment. Effective as of the Merger Effective Time, Assignor hereby assigns to Assignee all of its rights and obligations under the Assumed Agreements listed on Exhibit A hereto.

Section 3. Assumption. Effective as of the Merger Effective Time, Assignee hereby assumes all of the rights and obligations of Assignor under the Assumed Agreements, and agrees to abide by and perform all terms, covenants and conditions of Assignor under such Assumed Agreements. In consideration of the assumption by Assignee of all of the rights and obligations of Assignor under the Assumed Agreements, Assignor agrees to pay (i) all expenses incurred by Assignee in connection with the assumption of the Assumed Agreements pursuant to this Agreement and (ii) all expenses incurred by Assignee in connection with the registration on Form S-8 of shares of Common Stock, par value $0.01 per share, of Assignee to the extent required in connection with the assumption of all of the rights and obligations of Assignor under the Stock Incentive Plans, each equity-based award agreement and/or similar agreement entered into pursuant to the Stock Incentive Plans, and each outstanding award granted thereunder, including, without limitation, registration fees imposed by the Securities and Exchange Commission. At the Merger Effective Time, the Assumed Agreements shall each be automatically amended as necessary to provide that references to Office Depot, Inc. in such agreements shall be read to refer to Assignee and references to the Common Stock, par value $0.01 per share, of Office Depot, Inc. in such agreements shall be read to refer to the Common Stock, par value $0.01 per share, of Assignee.

Section 4. Further Assurances. Subject to the terms of this Agreement, the parties hereto shall take all reasonable and lawful action as may be necessary or appropriate to cause the intent of this Agreement to be carried out, including, without limitation, entering into amendments to the Assumed Agreements and notifying other parties thereto of such assignment and assumption.

Section 5. Successors and Assigns. This Agreement shall be binding upon Assignor and Assignee, and their respective successors and assigns. The terms and conditions of this Agreement shall survive the consummation of the transfers provided for herein.

Section 6. Governing Law. This Agreement shall be governed by and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws.

Section 7. Counterparts. This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original but all of which shall constitute one and the same agreement.

Section 8. Entire Agreement. This Agreement, including Exhibit A attached hereto, together with the Merger Agreement, constitute the entire agreement and supersede all other agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

Section 9. Amendments. This Agreement may not be modified or amended except by a writing executed by the parties hereto.

Section 10. Severability. The provisions of this Agreement are severable, and in the event any provision hereof is determined to be invalid or unenforceable, such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof.

Section 11. Third Party Beneficiaries. The parties to the various equity-based award agreements and/or similar agreements entered into pursuant to the Stock Incentive Plans, and each outstanding award granted thereunder, and the parties to the Other Agreements, are intended to be third party beneficiaries to this Agreement.

Section 12. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original.

[Signature Page Follows]

IN WITNESS WHEREOF, the Assignor and the Assignee have caused this Assignment and Assumption Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

ASSIGNOR:

OFFICE DEPOT, LLC

By:	/s/ N. David Bleisch
Name:	N. David Bleisch
Title:	Executive Vice President, Chief Legal & Administrative Officer

ASSIGNEE:

THE ODP CORPORATION

By:	/s/ N. David Bleisch
Name:	N. David Bleisch
Title:	Executive Vice President, Chief Legal & Administrative Officer

Exhibit A

Assumed Agreements

Stock Incentive Plans (and all applicable award agreements thereunder):

1. Office Depot, Inc. 2019 Long-Term Incentive Plan

2. Office Depot, Inc. 2017 Long-Term Incentive Plan

3. Office Depot, Inc. 2015 Long-Term Incentive Plan

4. 2003 OfficeMax Incentive and Performance Plan

5. 2003 Director Stock Compensation Plan

6. Director Stock Compensation Plan

Other Agreements:

1.	Indemnification Agreements between Office Depot, Inc. and each of the individuals set forth below:

a.	Quincy Allen
b.	N. David Bleisch
c.	Kristin Campbell
d.	John Gannfors
e.	Richard Haas
f.	Todd Hale
g.	Cynthia Jamison
h.	Francesca Luiz de Luzuriaga
i.	Stephen M. Mohan
j.	Kevin Moffitt
k.	Shashank Samant
l.	John M. Slattery II
m.	Gerry Smith
n.	David Szymanski
o.	Joseph Vassalluzzo
p.	Stephen R. Calkins
q.	Jerri DeVard
r.	Scott Kriss
s.	Joseph T. Lower
t.	V. James Marino
u.	Janet Schijns
v.	Dan Stone
w.	Nigel Travis
x.	Prentis Wilson

2.	The Office Depot, Inc. Executive Change in Control Severance Plan

3.	Office Depot, Inc. Deferred Compensation Plan (DCP)

4.	Office Depot, Inc. Non-Qualified Deferred Compensation Plan II